                                                                    EXHIBIT 3.12





                             SUMMARY OF BASIC TERMS

                                  LEASE BETWEEN

                   FORTY-FOUR LOWELL JUNCTION ANDOVER LLC and
                           DURASKID (NEW ENGLAND), LLC

                           DATED AS OF MARCH 2ND, 1998


The following is a summary of certain basic terms of this Lease which is intended for the convenience and reference of the parties. In addition, some of the following items may be incorporated into the Lease by reference to this "Summary of Basic Terms".

1) Premises: The parcel of land described in Exhibit A attached hereto (the "Land") together with the buildings located thereon (the "Building").

2) Agreed Land Area: 10.95 acres, more or less.

3) Agreed Square Footage in the Building: 135,330 square feet

4) Lease Term: Six (6) years commencing on the Commencement Date (as defined below) and expiring at 11:59 P.M. on the day prior to the sixth anniversary of the Commencement Date.

5) Commencement Date: March 1, 1998

6) Rent:

     A.   Minimum Annual Rent:

     Lease Year (1): $50,748.75 per month commencing on the first of the month following substantial completion of specific Landlord's Work as stated in
     Section 4.1

     Lease Years (2) - (6):         $608,985.00 per annum.

     Extended Term: Six (6) years. Minimum Annual Rent for Extended Lease Year
     (1) shall equal the lesser of (a) Minimum Annual Rent for Lease Year (1) adjusted by the C.P.I. and capped at eighteen (18%) percent or (b) the then fair market rent as determined in accordance

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

     with Section 4.1.3 of this Lease. The Minimum Annual Rent for the Remaining Extended Lease Years shall be Minimum Annual Rent in effect for the previous Extended Lease Year adjusted by the C.P.I. and capped at three (3%) percent in accordance with Section 4.1.4 of this Lease.

     B.  Additional Rent:

     This Lease shall be considered a "Triple-Net Lease" with Tenant paying as additional rent all insurance, taxes and utilities and operating costs and charges, except as otherwise specifically provided herein.
     Further, Tenant shall pay as additional rent the following:

           (a) Two hundred thousand and 00/100 ($200,000.00) dollars as provided in Section 4.2.4 of this Lease.

           (b) Two hundred fifty thousand 00/100 ($250,000.00) dollars as provided in Section 4.2.5 of this Lease.

7) Lease Year: A one (1) year period commencing on the Commencement Date or any anniversary thereof and expiring at 11:59 P.M. on the day prior to the next anniversary thereof.

8) Use: The Premises may be used for manufacturing and/or warehousing subject to all governing leases and regulations and subject to the provisions of this Lease.

9)   Security Deposit: None.

10)  Broker: Sluice Associates, Inc.

11) Right of First Refusal: Tenant's Right of First Refusal to Purchase the Premises as provided in Article XI of this Lease.

12) Tenants Option to Purchase: Tenant shall have the Option to Purchase as set forth in Article XII of this Lease.

13)  Notice Address:   To Landlord:
                       Brownfields Recovery Corp.
                       222 Berkeley Street, Suite 1450
                       Boston, MA 02116
                       ATTN:  Forty-four Lowell Junction Andover LLC

                       To Tenant:
                       Duraskid (New England), L.L.C.


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

                       c/o Wood Recycling, Inc.
                       3 Wheeling Avenue
                       Woburn, M.A. 01801

14)  Landlord's Work:

         Landlord's Work shall mean collectively the following-described work subject to the provisions of this Lease:

         a) Perform all the roof and deck repair work recommended to be performed in that certain report prepared by C.I.D. Associates, Inc., a copy of which report is attached to this Lease as Exhibit "B".

         b) Paint (one coat) underside of deck and existing structural columns and joists.

         c) Convert oil heat to gas heat and provide sufficient heating units so as to adequately heat the manufacturing area.

         d) Repair and up-grade parking surfaces, as necessary, over two-year period commencing no later than May 15, 1998.

         e)   Provide 1,600 amp electrical service to the Building.

         f) Paint (one coat) exterior of Building commencing no later than May 15, 1998.

         g) Repair exterior doors and windows, as necessary, so as to ensure said doors and windows are operational.

         h) Repair interior electric lights, as necessary, so as to ensure said electric lights are operational and suitable for manufacturing purposes.

         i) Landscape the grounds located on the Premises consistent with neighboring commercial properties with specifications to be approved by Tenant.

         j) Provide adequate exterior lighting in accordance with local governmental requirements.

         k) Subject to the provisions of Section 3.1, perform any other repairs or improvements so as enable Tenant to obtain Occupancy Permit.

         l) Construct offices with installation of adequate HVAC system in accordance with plans and specifications to be agreed upon by Landlord and Tenant with total cost to


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

              Landlord not to exceed one hundred fifty thousand and 00/100 ($150,000.00) dollars with balance, if any, paid by Tenant as provided in Section 3.1.

15) Tenant's Work:

         Tenant's Work shall mean collectively the following described work subject to the provisions of this Lease:

         a) Up-grade Building's electrical service from 1,600 amps to 6,000 amps in accordance with Section 3.2 of this Lease.

16) Landlord's Contributions:

         Landlord shall contribute to Tenant up to two hundred fifty thousand and 00/100 ($250,000.00) dollars toward electrical up-grade to 6,000 amps subject to reimbursement as set forth in Section 4.2.5.

17) Guarantor of Tenant's Obligations:         Dura Products International, Inc.
    (Exhibit C, attached hereto)               60 Carrier Drive
                                               Etobicoke, Ontario
                                               Canada M9W 5R1



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                                TABLE OF CONTENTS


ARTICLE I.........................................................................................................1


THE PREMISES AND USE OF THE PREMISES..............................................................................1

   1.1   THE BUILDING AND LAND....................................................................................1
   1.2   LEASE OF THE PREMISES....................................................................................1
   1.4   PERMITTED USE OF THE PREMISES............................................................................1

ARTICLE II........................................................................................................2


TERM AND OCCUPANCY................................................................................................2

   2.1   BASIC TERM...............................................................................................2
   2.2   DEFINITION OF RENTABLE SQUARE FEET.......................................................................2
   2.3   PRE-TERM OCCUPANCY.......................................................................................2

ARTICLE III.......................................................................................................2


IMPROVEMENTS......................................................................................................2


   3.1   LANDLORD'S WORK..........................................................................................2

   3.2   TENANT'S WORK............................................................................................4

   3.3     GENERAL PROVISIONS APPLICABLE TO TENANT'S CONSTRUCTION.................................................4
   3.4     SECURITY...............................................................................................4
   3.5     LANDLORD'S CONTRIBUTION................................................................................5

ARTICLE IV........................................................................................................6


RENT..............................................................................................................6

   4.1   THE MINIMUM ANNUAL RENT..................................................................................6
   4.2   ADDITIONAL RENT..........................................................................................8

      4.2.1      Real Estate Taxes................................................................................8
      4.2.2      Insurance........................................................................................9
      4.2.3      Utilities........................................................................................9
      4.2.4      General Reimbursement............................................................................7
      4.2.5      Electrical Up-grade Reimbursement................................................................8
      4.2.6      Late Payment of Rent............................................................................11

ARTICLE V........................................................................................................11


INSURANCE........................................................................................................11

   5.1   TENANT REIMBURSEMENT OF INSURANCE TAKEN OUT BY LANDLORD.................................................11
   5.2   REQURIES INSURANCE......................................................................................11
   5.3   OBLIGATIONS APPLICABLE TO INSURANCE POLICIES............................................................12
   5.4   WAIVER OF SUBROGATION...................................................................................12
                                       v
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
ARTICLE VI.......................................................................................................13


TENANT'S ADDITIONAL COVENANTS....................................................................................13

   6.1   AFFIRMATIVE COVENANTS...................................................................................13

      6.1.1       Perform Obligations............................................................................13
      6.1.2       Occupancy and Use..............................................................................13
      6.1.3       Compliance with Law............................................................................14
      6.1.4       Safety.........................................................................................14
      6.1.5       Taxes Assessed Against Personalty and Leasehold................................................14
      6.1.6       Zoning and Governmental Regulation.............................................................14
      6.1.7       Indemnity......................................................................................14
      6.1.8       Landlord's Right to Enter......................................................................14
      6.1.9       Payment of Landlord's Cost Of Enforcement......................................................15
      6.1.10      Yield Up.......................................................................................15
      6.1.11      Estoppel Certificate...........................................................................15
      6.1.12      Landlord's Expenses Regarding Consents.........................................................16
      6.1.13      Holdover.......................................................................................16

   6.2   NEGATIVE COVENANTS......................................................................................16

      6.2.1       Assignment and Subletting......................................................................16
      6.2.2       Nuisance.......................................................................................17
      6.2.4       Hazardous Materials............................................................................17

ARTICLE VII......................................................................................................18


CASUALTY OR TAKING...............................................................................................18

   7.1.  TAKING..................................................................................................18
   7.2   CASULATY................................................................................................18

ARTICLE VIII.....................................................................................................19


DEFAULTS.........................................................................................................19

   8.1   EVENTS OF DEFAULT.......................................................................................19
   8.2   REMEDIES................................................................................................20
   8.3   REMEDIES CUMULATIVE.....................................................................................21
   8.4   LANDLORD'S RIGHT TO CURE DEFAULTS.......................................................................21
   8.5   EFFECT OF WAIVERS OF DEFAULT............................................................................21
   8.6   NO ACCORD AND SATISFACTION..............................................................................22

ARTICLE IX.......................................................................................................22


MORTGAGES........................................................................................................22

   9.1   LEASE SUBORDINATE.......................................................................................22
   9.2   MORTGAGEES RIGHTS REGARDING PREPAYMENT OF RENT..........................................................23
   9.3   RIGHTS OF HOLDER OF MORTGAGE............................................................................23

MAINTENANCE......................................................................................................24

   10.1      Maintenance and Expenses............................................................................24
   10.2      Landlord's Maintenance Obligations..................................................................24

ARTICLE XI.......................................................................................................26

                                       vi
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
RIGHT OF FIRST REFUSAL...........................................................................................

   11.1     TENANT'S RIGHT OF FIRST REFUSAL......................................................................25
   11.2     LANDLORD'S COMPLIANCE................................................................................25

ARTICLE XII......................................................................................................30


MISCELLANEOUS PROVISIONS.........................................................................................30

   12.1     NOTICES FROM ONE PARTY TO THE OTHER..................................................................30
   12.2     QUIET ENJOYMENT......................................................................................30
   12.3     LEASE NOT TO BE RECORDED.............................................................................31
   12.4     BIND AND INURE; LIMITATION OF LANDLORD'S LIABILITY...................................................31
   12.5     LANDLORD'S DEFAULT...................................................................................31
   12.6     BROKERAGE............................................................................................32
   12.7     APPLICABLE LAW AND CONSTRUCTION......................................................................32
   12.8     SUBMISSION OF AN OFFER...............................................................................33
   12.9     AUTHORITY............................................................................................33
   12.10    TITLE................................................................................................33
   12.11    PERSONAL PROPERTY OF TENANT..........................................................................28
   12.12    LANDLORD'S INDEMNITY.................................................................................29
   12.13    COSTS AND ATTORNEY'S FEES............................................................................29
   12.14    CERTIFICATION OF LEASE...............................................................................34

ARTICLE XIII.....................................................................................................35


TENANT'S OPTION TO EXTEND........................................................................................35

   13.1     EXTENSION PERIOD.....................................................................................35
   13.2     EXERCISING OPTION....................................................................................35
   13.3     CHANGE IN MINIMUM ANNUAL RENT........................................................................35

 ARTICLE XIV.....................................................................................................35


EVIRONMENTAL MATTERS.............................................................................................35

   14.1     DEFINITIONS..........................................................................................35
   14.2     LANDLORD'S INDEMNIFICATION...........................................................................35
   14.3     TENANT'S INDEMNIFICATION.............................................................................35
   14.4     LIMITATION OF ACTIONS................................................................................35

                                      vii

         This LEASE made as of the 2nd day of March, 1998 between Forty-four Lowell Junction Andover LLC, a Massachusetts Limited Liability Company, having a usual place of business at 222 Berkeley Street, Suite 1450, Boston, Massachusetts 02116 ("Landlord") and Duraskid (New England), L.L.C., a Massachusetts Limited Liability Company, having a usual place of business at 3 Wheeling Avenue, Woburn, Massachusetts 01801 ("Tenant").

                                   WITNESSETH

                                    ARTICLE I

                      The Premises and Use of the Premises

1.1      The Building and Land.

         The "Premises" leased hereunder is located at 44 Lowell Junction Road, Andover, Massachusetts and consists of a structure which includes approximately one hundred thirty-five thousand, three hundred thirty (135,330) square feet of floor area ("the Building") together with parking area, driveways, walks, exits, service roads, landscaped areas and open spaces on approximately 10.95 acres ("the Land"). Exhibit A depicts the Building and the Land which together are the "Premises".

1.2      Lease of the Premises.

         The Landlord does hereby lease and demise to Tenant and Tenant does hereby lease from Landlord the entire Premises, subject to and with the benefit of the terms, covenants, conditions and provisions of the this Lease.

1.3      Permitted Use of the Premises.

         The Premises may be used for manufacturing, warehousing, outside storage and related activities subject to all governmental laws and regulations. Tenant shall be responsible for obtaining all licenses, permits and approvals from the appropriate governing authorities necessary for any and all uses of the Premises by Tenant. Landlord shall assist Tenant in obtaining permits and approvals which assistance shall include, upon request by Tenant's counsel, the attendance at local governmental hearings. In the event that relief from the prevailing Andover Zoning By-Laws or regulations are required so as to lawfully conduct a particular activity on the Premises, Tenant shall notify the Landlord in writing of its intention to seek said relief prior to the filing of any petition for such relief.

                                   ARTICLE II

                               Term and Occupancy

2.1      Basic Term.

         To have and to hold for a term (the "Term") commencing on the Commencement Date and expiring at 11:59 p.m. on the day prior to the sixth (6th) anniversary of the Commencement Date, unless sooner terminated as provided in this Lease.

2.2      Building Square Feet.

         The Building shall conclusively be deemed to contain 135,330 square feet of floor area for all purposes in this Lease, and no measurement or re-measurement of the Building shall be conducted or required for any purpose under this Lease.

2.3      Pre-Term Occupancy.

         Subject to the provisions of Section 3.2, Tenant may, at its sole risk, occupy the Premises or any part thereof, prior to the Commencement Date, for the purposes of making improvements to the Premises as provided in Section 3.2 and for equipping, fixturing or otherwise readying the Premises for Tenant's use, in which event Tenant's occupancy of the Premises prior to the Commencement Date shall be subject to all of the terms, covenants and conditions of this Lease, except that Tenant shall not be obligated to pay Minimum Rent or Additional Rent or any other rent during any such occupancy of the Premises prior to the Commencement Date. Tenant shall pay all charges for electricity, utilities and heat, if any, consumed by it at the Premises during any such occupancy of the Premises prior to the Commencement Date. Upon completion, all improvements affixed to the Building or Land with the exception Tenant's equipment, furniture and trade fixtures shall become the property of Landlord, except for those items set forth in Exhibit D.


                                   ARTICLE III

                                  Improvements

 3.1     Landlord's Work.

         Landlord's Work shall be performed in a good and workmanlike manner, using first quality materials and in compliance with all applicable laws. No changes in Landlord's Work may be made without the prior written approval of Tenant. With the exception of Item (l) of the Summary of Basic Terms, the entire cost of construction of Landlord's Work shall be paid by Landlord. Landlord shall pay the cost to complete said Item (l) up to a maximum of one hundred fifty thousand and 00/100 ($150,000.00) dollars (Maximum Landlord Contribution). The Maximum Landlord Contribution shall include all out-of-pocket expenses incurred by Landlord in completing said Item (l) (Defined Costs) but shall exclude administration expenses incurred by the members of Landlord's Limited Liability Company. Landlord shall notify Tenant of bids to be accepted and Tenant may with just and reasonable cause reject any bid. Tenant shall pay forthwith to Landlord upon receipt of invoice(s) all Defined Costs, if any, which exceed the Maximum Landlord Contribution.

         Except as otherwise stated in the Summary of Basic Terms, Landlord shall use reasonable efforts to complete Landlord's Work as soon as practicable. Prior to the commencement of Landlord's Work, Landlord shall provide Tenant with a written description (together with such plans and specifications as are reasonably necessary to allow Tenant to adequately review Landlord's proposed work) of the materials to be used and method of completion (hereinafter, "Scope of Work") so as to allow Tenant to participate in the design and method of completion of Landlord's Work. In the event that Tenant fails to respond to Landlord within two (2) business days of receipt of the Scope of Work, then Landlord shall be entitled to complete said Work in accordance with said Scope of Work. In the event that Tenant disagrees with the Scope of Work and responds to Landlord as aforesaid, then unless both parties agree otherwise, Tenant and Landlord shall meet within five (5) days of submittal of the Scope of Work and each use due diligence to resolve the dispute. Should the parties be unable to resolve said dispute, then the parties agree to forthwith elect one arbitrator who shall be qualified in the particular field and the decision of the arbitrator shall be final.

         Landlord agrees to complete such other work to the existing Building as is necessary so as to obtain an occupancy permit. Notwithstanding same, Landlord shall not be obligated to complete work which is required by any law, statute, code, ordinance, by-law, rule or regulation of any governmental authority due to Tenant's particular use or manner of use of the Premises which would not otherwise be required and necessary for the typical manufacturing business. Landlord shall not be obligated under this paragraph to complete any work which is otherwise included in Tenant's Work or is Tenant's responsibility pursuant to any other provision of this Lease.

3.1.1    Landlord's Warranty.

         Notwithstanding anything contained herein to the contrary, Landlord shall be solely responsible to correct and/or repair all defects in materials and/or workmanship ("Defective Work") in any portion of Landlord's Work for a period one (1) year from the date on which the Defective Work was completed. After the expiration of said one (1) year period, Landlord shall assign to Tenant all warranties received by Landlord from any contractor or supplier with respect to any aspect of Landlord's Work, and Landlord shall cooperate with Tenant in the enforcement of any such warranty.

3.1.2    Failure to Complete Landlord's Work.


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
         In the event that Landlord fails to substantially complete Summary of Basic Terms items 13(a), 13(c), 13(e), 13(g), 13(h), 13(j) and 13(k) and 13(l)
on or before July 31, 1998 (Outside Completion Date) which failure to complete materially interferes with Tenant's ability to operate its business, then, except as then otherwise stated herein, Tenant may terminate this Lease by giving Landlord written notice. In the event that the delay in completing said items is due to the unreasonable interference by Tenant or Tenant's failure to cooperate with Landlord, then the Outside Completion Date shall be extended for a time equal to the delay which was caused by Tenant. The parties may extend the Construction Completion Date by mutual written agreement. In the event of termination in accordance with this Section 3.1.2 and notwithstanding anything contained herein to the contrary, Landlord shall not be liable for any damages sustained by Tenant, as may otherwise be allowed in this Lease, if Landlord's failure to complete was due to a cause beyond Landlord's reasonable control.

3.2      Tenant's Work.

         Tenant shall improve the Building by up-grading Building's electrical service from 1600 amps to 6000 amps subject to the provisions of this Lease. Approval of plans and specifications by Landlord shall not be unreasonably withheld. Tenant may make non-structural improvements to the Premises at any time or from time to time prior to or during the Term without the approval or consent of the Landlord. For purposes of this Section 3.2, "non-structural alterations or improvements" shall mean any alterations or improvements to the Premises other than material alterations or improvements to the roof, exterior walls, load-bearing walls, support beams or foundation of the Building.

         All structural alterations or improvements to the Premises proposed by Tenant shall be done in accordance with plans and specifications first approved by Landlord, which approval shall not be unreasonably withheld, delayed or conditioned. Prior to commencing construction of any structural alterations or improvements to the Premises, Tenant shall submit to Landlord plans and specifications for such proposed structural alterations or improvements. Landlord shall review such plans and specifications as submitted within ten (10) business days after receipt thereof and shall notify Tenant in writing within such ten (10) business day period whether Landlord approves or disapproves such plans and specifications. In the event Landlord reasonably disapproves such plans and specifications in any respect, Landlord shall, in writing in its notice of disapproval to Tenant, specify in reasonable detail the reasons for its disapproval thereof. Tenant shall then prepare any revisions to such plans and specifications which may be reasonably necessary to correct the deficiencies in such plans and specifications as described in Landlord's disapproval notice and shall resubmit such plans and specifications as so revised to Landlord for re-review in accordance with the same procedure set forth above, except that Landlord must complete its review and notify Tenant of its approval or disapproval of the revised plans and specifications within three (3) business days after receipt thereof by Landlord. Landlord and Tenant shall initial any plans and specifications after the same have been submitted by Tenant and approved by Landlord. If Landlord fails to give Tenant written notice as aforesaid either approving or disapproving any plans and specifications or resubmitted plans and specifications submitted by Tenant to Landlord within the time period specified above, Landlord shall be deemed to have approved such plans and specifications or resubmitted plans and specifications, as applicable.

         All work to be performed by or on behalf of Tenant shall be done in a good and workmanlike manner using first quality materials and in accordance with the provisions of all laws, rules, regulations and insurance requirements applicable thereto. Tenant shall not place any load upon the floor of the Building which exceeds the floor load capacity. All work performed by or on behalf of Tenant and the installation of Tenant's furniture, fixtures and equipment shall be at the sole risk, hazard and, except as otherwise specifically stated to the contrary herein, at the expense of Tenant. Prior to the commencement by Tenant of any construction, Tenant shall deposit with the Landlord Evidence of Insurance (in form ACORD 27) evidencing "Builder's Risk" coverage reasonably acceptable to the Landlord. The Landlord may waive the requirement for said "Builder's Risk" coverage if such construction in the Landlord's reasonable discretion is deemed minor in nature.

3.3      General Provisions Applicable to Tenant's Construction.

         Tenant shall obtain all permits and licenses necessary for any proposed improvements to the Premises before commencing construction of any such improvements. Landlord may inspect the work of Tenant at reasonable times and shall give notice of any observed defects in such work which, shall be remedied by Tenant as soon as is practicable, so long as such remediation is reasonably necessary.

3.4      Security.

         At the option of Landlord, Tenant shall furnish to the Landlord prior to the commencement of any structural improvements, a bond or other security acceptable to Landlord assuring that any work commenced or continued by Tenant will be completed in accordance with plans and specifications approved in advance in writing by Landlord, but such bond or security shall only be required if the cost of such structural improvements is estimated to exceed $100,000. Tenant shall: (a) keep the Premises at all times free of liens for labor and material; (b) employ for such work one or more responsible contractors whose labor will work without interference with other labor working on the Premises;
(c) require such contractors employed by Tenant to carry worker's compensation insurance in accordance with statutory requirements and commercial general liability insurance covering such contractors on or about the Premises in amounts that at least equal the limits as reasonably required by Landlord; (d) submit certificates evidencing such coverage to Landlord prior to the commencement of such work; and (e) save Landlord harmless and indemnified from all injury, loss, claims or damage to any person or property occasioned by or growing out of such work, except to the extent due to the negligence or intentional misconduct of Landlord or its agents, contractors or employees.

3.5      Landlord's Contribution.

         Landlord shall contribute to Tenant up to two hundred fifty thousand and 00/100 ($250,000.00) dollars towards Tenants costs incurred in up-grading the electrical service from 1600 amps to 6000 amps. The electrical up-grade shall be referred to as " Subsidized Work". Landlord shall disburse said contributions for Subsidized Work as Subsidized Work progresses in accordance with the Construction Disbursement Schedule attached hereto as Exhibit E. Tenant shall periodically request disbursements by submitting a written request to Landlord at Landlord's address and Landlord shall have the option to inspect the construction so as to ensure compliance with the plans and specifications. So long as Subsidized Work is completed substantially in conformance with the said plans and specifications, then Landlord shall advance the respective disbursement within three (3) business days. In the event that the Landlord reasonably determines that the Subsidized Work performed to date is not in substantial conformance with plans and specifications approved by Landlord or the request for disbursement is inconsistent with the Construction Disbursement Schedule, then Landlord shall notify Tenant. Tenant shall use diligent efforts to repair all defects in workmanship and/or materials so long as reasonable. In the event that the cost of the Subsidized Work exceeds the maximum amount provided by Landlord as stated herein, then Tenant shall pay from its own funds the balance necessary to complete the said work.

                                   ARTICLE IV

                                      Rent

4.1      The Minimum Annual Rent.

         Tenant covenants and agrees to pay the Minimum Annual Rent to Landlord, without offset (except as otherwise expressly provided herein), at the address of Landlord or at such other place or to such other person or entity as Landlord may, by thirty (30) days prior notice to Tenant, from time to time direct, the Minimum Annual Rent as follows:

         FOR THE FIRST LEASE YEAR:

         Fifty thousand seven hundred forty-eight and 75/100 ($50,748.75) dollars per month commencing on the first day of the month following the day on which Landlord (i) has completed Summary of Basic Terms items 13(a), 13(c), 13(e), 13(g), 13(h), 13(j) and 13(k) or has completed said items to the extent that any incomplete item does not substantially interfere with Tenant's use and enjoyment of the Premises, and (ii) Landlord has constructed interior petitions in new office area in accordance with plans and specifications referred to in Summary of Basic Terms item 13(l) and Landlord is diligently pursuing completion of said Item 13(l) (Rent Commencement Date), and continuing on the first day of each month during the first Lease Year, thereafter.

         FOR THE REMAINING YEARS OF THE INITIAL TERM:

         Six hundred eight thousand nine hundred eighty-five and 00/100 ($608,985.00) dollars payable in equal monthly installments of fifty thousand seven hundred forty-eight and 75/100 in advance on the first day of each calendar month included in the Term; and for any portion of a calendar month at the end of the Term.

         FOR THE FIRST YEAR OF THE EXTENDED TERM:

         If Tenant exercises its option to extend the Initial Term for the Extended Term pursuant to the provisions of Article XIII below, the Minimum Annual Rent payable in equal monthly installments on the first of each month during the First Year of the Extended Term shall be the lesser of (i) one hundred eighteen percent (118%) of the Minimum Annual Rent in effect for the immediately preceding Lease Year as determined pursuant to the provisions of this Section 4.1 (ii) the amount equal to the sum of the Minimum Annual rent in effect for the immediately preceding Lease Year plus the product of (a) the Minimum Annual Rent in effect for the immediately preceding Lease Year as determined in accordance with the provisions of this Section 4.1, multiplied by
(b) the decimal equivalent of the percentage increase in the CPI between the calendar month which is immediately prior to the calendar month in which the first day of the first Lease Year of the Initial Term and the calendar month that is immediately prior to the calendar month in which the first day of the current Lease Year occurs, or (iii) the fair market rent for comparable space within the Town of Andover to be determined by Section 4.1.1 of this Lease. Notwithstanding the foregoing, in no event shall the Minimum Annual Rent paid for the first Lease Year of the Extended Term be less than the Minimum Annual rent paid for the preceding Lease Year. Landlord shall provide to Tenant notice of the Minimum Annual Rent for the first Lease Year of the Extended Lease Year promptly after calculating same in accordance with the preceding provisions of this paragraph. If Tenant has not received such notice prior to the commencement of the first Lease Year of the Extended Term, Tenant shall continue to pay Minimum Annual Rent at the rate in effect for the immediately preceding Lease Year until such time as Tenant shall receive such notice. Within thirty (30) days after receipt of such notice, Tenant shall pay to Landlord for each month or partial month during the current Lease Year for which the Minimum Annual Rent was paid at the rate in effect for the preceding Lease Year, the difference between the new rate in effect for the current Extended Lease Year and the rate in effect for the preceding Lease Year.

         FOR REMAINING LEASE YEARS DURING THE EXTENDED TERM:

         If Tenant exercises its option to extend the Initial Term for the Extended Term pursuant to the provisions of Article XIII below, the Minimum Annual Rent payable in equal monthly installments on the first of each month shall be the lesser of (i) one hundred three percent (103%) of the Minimum Annual Rent in effect for the immediately preceding Lease Year as determined pursuant to the provisions of this Section 4.1 or (ii) the amount equal to the sum of the Minimum Annual rent in effect for the immediately preceding Lease Year plus the product of (a) the Minimum Annual Rent in effect for the immediately preceding Lease Year as determined in accordance with the provisions of this Section 4.1, multiplied by (b) the decimal equivalent of the percentage increase in the CPI between the calendar month which is immediately prior to the calendar month in which the first day of the immediately preceding Lease Year occurs and the calendar month that is immediately prior to the calendar month in which the first day of the current Lease Year occurs. Notwithstanding the foregoing, in no event shall the Minimum Annual Rent paid for any Lease Year be less than the Minimum Annual rent paid for the preceding Lease Year. Landlord shall provide to Tenant notice of the Minimum Annual Rent for each Lease Year after the first Lease Year promptly after calculating same in accordance with the preceding provisions of this paragraph. If Tenant has not received such notice prior to the commencement of any Lease Year, Tenant shall continue to pay Minimum Annual Rent at the rate in effect for the immediately preceding Lease Year until such time as Tenant shall receive such notice. Within thirty (30) days after receipt of such notice, Tenant shall pay to Landlord for each month or partial month during the current Lease Year for which the Minimum Annual Rent was paid at the rate in effect for the preceding Lease Year, the difference between the new rate in effect for the current Lease Year and the rate in effect for the preceding Lease Year.

         As used herein, the phrase "the CPI" shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers for Boston, Massachusetts (Revised Series), All Items (1982-1984=100), published by the Bureau of Labor Statistics of the United States Department of Labor. If the CPI ceases to be published, then "the CPI" shall mean a comparable index selected by Landlord and Tenant.


4.1.1    Determination of Appraised Value.

         In determining appraised value as required in Section 4.1, Landlord and Tenant shall jointly choose one certified commercial real estate appraiser who is also a licensed real estate broker having expertise in appraising commercial property in the Town of Andover. The appraiser shall conduct an appraisal using commercially recognizable standards who shall determine the fair market rent for the Premises. The Landlord and Tenant shall share equally in the cost of said appraisal. The appraised value as determined by said appraiser shall be final. In lieu of hiring an appraiser, Landlord and Tenant may stipulate as to the fair market rent.

4.2      Additional Rent.

         Tenant covenants and agrees to pay, as Additional Rent, without offset (except as otherwise expressly provided herein), taxes, municipal or state betterment assessments, insurance costs, utility charges and reimbursements, as follows:

         4.2.1.   Real Estate Taxes.

         Tenant, during the Term of this Lease, shall pay prior to the due date or cause to be paid prior to the due date all taxes levied against the Premises, including real property taxes, personal property taxes and special assessments (and interest, demand and other charges assessed due to Tenant's failure to pay taxes and assessments). Tenant may, in its own name or in the name of Landlord, contest any assessment or tax, and, in such event, Tenant shall pay all costs and expenses of contesting such assessment or tax. Landlord agrees to direct the appropriate taxing authority to mail bills for such taxes and assessments directly to Tenant. Tenant agrees to provide Landlord with appropriate evidence that the payments required to be made hereunder have been made within a reasonable time after Landlord requests such evidence. If any taxes or assessments may be payable in installments, Tenant may pay the same in installments as the same become due. Tenant shall be obligated to pay only those taxes, assessments or betterments attributed to the Term of this Lease and any such taxes and assessments or installments thereof payable with respect to a tax period during which the Term of this Lease shall commence or end shall be adjusted between Landlord and Tenant as of the beginning or end of the Term, as applicable, so that Tenant shall pay only the amount which bears the same relation to the tax or assessment or installment thereof as the part of such tax period included within the Term of this Lease bears to the entire tax period at the beginning or end of the Term, as applicable. So long as this Lease is in full force and effect, Tenant shall be entitled to the benefit of all real estate tax reductions, exemptions and/or abatements benefiting the Premises which are in force and effect by agreement with the Town of Andover taxing authorities, which benefits shall be adjusted between Landlord and Tenant in the same manner as tax payments are adjusted as described in the previous sentence.

         Nothing contained in this Lease shall, however, require Tenant to pay any of Landlord's income taxes, excess profits taxes, excise taxes, franchise taxes, estate, secession, inheritance or transfer taxes.

         4.2.2    Insurance

                  Tenant shall also pay to the Landlord, as Additional Rent, for the cost of all insurance required to be maintained pursuant to Article V, below.

         4.2.3.   Utilities

                  Tenant shall pay directly to the applicable utility companies all charges for water, sewer, gas, electricity, telephone and other utilities or services used or consumed on the Premises during the Term of this Lease, whether called charge, tax, assessment, fee or otherwise, including, without limitation, water and sewer use charges and taxes, if any, all such actual charges to be paid as the same from time to time become due. If Tenant is not billed directly by the applicable utility company for any of such utilities or services, Tenant shall from time to time, within thirty (30) days after receipt of Landlord's invoice therefor, pay to Landlord the total of such charges assessed against the Premises by such utility company. It is understood and agreed that Tenant shall make its own arrangements for such utilities and that Landlord shall be under no obligation to furnish any utilities to the Premises and shall not be liable for any interruption or failure in the supply of any such utilities to the Premises, except as otherwise expressly provided herein. Notwithstanding any of the foregoing to the contrary, Tenant shall pay for any utilities used by Tenant prior to the Commencement Date.

4.2.4    General Reimbursement.

         In consideration for the costs incurred by Landlord in completing Landlord's Work as set forth in paragraph 13 of the Summary of Basic Terms and other good and valuable consideration, the receipt of which Tenant hereby acknowledges, Tenant shall pay to Landlord as Additional Rent the sum of two hundred thousand and 00/100 ($200,000.00) dollars payable as follows:

         FIRST LEASE YEAR OF INITIAL TERM:

         Thirty-three thousand three hundred thirty-three and 33/100 ($33,333.33) dollars payable in advance in equal monthly installments commencing on the Rent Commencement Date and continuing on the first day of each month within the FIRST LEASE YEAR, thereafter.

         FOR THE REMAINING YEARS OF THE INITIAL TERM:

         Thirty-three thousand three hundred thirty-three and 33/100 ($33,333.33) dollars payable in equal monthly installments of two thousand seven hundred seventy-seven and 78/100 ($2,777.78) dollars in advance on the first day of each calendar month included in the Initial Term with any balance owed payable at the expiration of the Initial Term.

4.2.5    Electrical Up-grade Reimbursement.

         In consideration for Landlord's contribution towards electrical up-grade as set forth in Section 3.5 of this Lease, Tenant shall pay Landlord as Additional Rent the sum of two hundred fifty thousand and 00/100 ($250,000.00) dollars payable as follows:

         FOR FIRST LEASE YEAR OF INITIAL TERM:

         Forty one thousand six hundred sixty-six and 67/100 ($41,666.67) dollars payable in advance in equal monthly installments equal monthly installments commencing on the Rent Commencement Date and continuing on the first day of each month within the FIRST LEASE YEAR, thereafter.

         FOR THE REMAINING YEARS OF THE INITIAL TERM:

         Forty one thousand six hundred sixty-six and 67/100 ($41,666.67) dollars payable in equal monthly installments of three thousand four hundred seventy-two and 22/100 ($3,472.22) dollars in advance on the first day of each calendar month included in Term with any balance owed payable at the expiration of the Initial Term.

         Notwithstanding anything contained in this Lease to the contrary, in the event that the cost of the electrical up-grade to 6000 amps is less than two hundred fifty thousand and/100 ($250,000.00) dollars thereby reducing the amount advanced by Landlord to Tenant for said up-grade, then the electrical reimbursement amount owed for each Lease Year shall be equally reduced resulting in a proportionate reduction in the periodic payments.

         4.2.6    Late Payment of Rent.

         If any installment of rent is not received by Landlord within five (5) days after the date the same was due, a late charge of Five (5%) percent of the unpaid amount shall be due and payable to the Landlord. Further, if any installment of rent is paid on or after the fifth (5th) day following the date on which the same was due, the unpaid amount shall bear interest from the due date to the date payment is received by Landlord at an interest rate equal to the prime commercial rate of BankBoston, N.A. (or its successor as the case may be) in effect as of the due date plus four hundred (400) basis points per annum, (the "Default Rate") but in no event more than the highest rate of interest allowed by applicable law. Any amounts due under this Section 4.2.6 shall be Additional Rent.

                                    ARTICLE V

                                    Insurance

5.1      Tenant Reimbursement of Insurance Taken Out by Landlord.

         Tenant shall from time to time reimburse Landlord within thirty (30) days after receipt of Landlord's invoice thereof for the cost of any insurance required to be maintained by the Landlord hereunder, equitably prorated in the case of blanket policies maintained by Landlord to reflect the insurance coverage reasonably attributable to the Premises, provided that Tenant shall reimburse Landlord for all of Landlord's cost incurred in providing any insurance required to be maintained by Landlord hereunder which is attributable to any special endorsement or increase in premium resulting from the business or operations of Tenant, and any special or extraordinary risks or hazards resulting therefrom.

5.2      Required Insurance.

         During the Term of this Lease, Landlord and Tenant each agree to maintain or cause to be maintained Commercial General Liability insurance insuring their respective interests against claims for bodily injury, death and property damage occurring on, in or about the Premises and the ways immediately adjoining the Premises with a combined single limit of not less than Two Million Dollars ($2,000,000.00) for total claims for any one (1) occurrence and not less than Three Million Dollars ($3,000,000.00) for total claims in the aggregate during any one (1) policy year. Tenant's Commercial General Liability insurance policy shall name Landlord as an additional insured, and

Landlord's Commercial General Liability insurance policy shall name Tenant as an additional insured.

         Landlord shall take out and maintain in force for all periods throughout the Term and any extension thereof, casualty insurance on the Building in an amount equal to the full replacement value of the Building (including all improvements, alterations, additions and charges made by Landlord or Tenant, but excluding fixtures and equipment owned by Tenant), covering all risks of direct physical loss or damage and so-called "extended coverage" risks. Such casualty insurance shall name Landlord as the insured and shall properly name the record mortgage holders in order of their priority. The proceeds of such insurance in case of loss or damage shall be paid to Landlord.

         Tenant shall take out and maintain in force throughout the Term fire insurance, including extended coverage, insuring the full replacement cost of all improvements, alterations or additions to the Premises made at Tenant's expense, and the full replacement cost of all equipment, machinery, fixtures, furniture and all other personal property owned or used by Tenant and located in the Premises.

         If Tenant fails to obtain and maintain any insurance policies required to be obtained and maintained by Tenant pursuant to the provisions of this
Section 5.2, then Landlord may obtain and maintain such insurance policies, and Tenant shall pay to Landlord the reasonable cost thereof no later than thirty
(30) days after receipt of a notice from Landlord of the amount of such costs.

5.3       Obligations Applicable to Insurance Policies.

         All policies of insurance required to be maintained hereunder by either party shall be obtained from responsible companies qualified to do business in the Commonwealth of Massachusetts. Tenant agrees to furnish Landlord with insurance certificates of all such insurance which Tenant is obligated to obtain pursuant to this Lease prior to the beginning of the Term hereof and with each renewal policy at least fifteen (15) days prior to the expiration of the policy it renews. Prior to the Commencement Date and within fifteen (15) days prior to the expiration of all such policies, Landlord shall furnish to Tenant either a duplicate original of all insurance policies required to be maintained by Landlord hereunder or Evidence of Insurance (in form ACORD 27) for each such policy evidencing the foregoing insurance or renewal thereof, as the case may be.

         Tenant shall furnish Landlord with a certified copy of policies of insurance that Tenant is obligated to maintain pursuant to this Lease if any mortgage lender of Landlord requires same as soon as is reasonably possible after receiving a request from Landlord therefor. Each such policy required to be maintained by Tenant hereunder shall provide that such policy shall be non-cancelable unless at least a ten (10) day notice is given to Landlord and to all mortgagees of which Tenant has been provided notice.

5.4      Waiver of Subrogation.

         All insurance which is carried by either party with respect to the Premises or to furniture, furnishings, fixtures or equipment therein or alterations or improvements thereto, whether or not required, shall include provisions which deny to the insurer acquisition by subrogation of rights of recovery against the other party, insofar as, and to the extent that such provisions may be effective without making it impossible to obtain insurance coverage from responsible companies qualified to do business in the Commonwealth of Massachusetts (even though extra premium may result therefrom) and without voiding the insurance coverage in force between the insurer and the insured party. In the event that extra premium is payable by either party as a result of this provision, the other party shall reimburse the party paying such premium the amount of such extra premium. Each party shall be entitled to have duplicates or certificates of any policies containing such provisions. Each party hereby waives all rights of recovery against the other for loss of injury against which the waiving party is protected by insurance, reserving, however, any rights with respect to any excess of loss or injury over the amount recovered by such insurance. Tenant shall not acquire as insured under any insurance carried on the Premises under the provisions of this Section any right to participate in the adjustment of loss or to receive insurance proceeds and agrees upon request promptly to endorse and deliver to Landlord any checks or other instruments in payment of loss in which Tenant is named as payee. The preceding sentence shall not apply to proceeds of insurance paid to Tenant resulting from loss or damage to the personal property, fixtures and any other property of Tenant which Landlord is not responsible to repair and restore in the event of a loss or casualty pursuant to Article VII.

                                   ARTICLE VI

                          Tenant's Additional Covenants

6.1  Affirmative Covenants.

         Tenant covenants at its expense, except as otherwise expressly provided herein, at all times during the Term and for such further time as Tenant occupies the Premises, or any part thereof, as follows:

         6.1.1    Perform Obligations.

         To perform promptly, or within the time periods specified herein, all of the obligations of Tenant set forth in this Lease; and to pay when due the Minimum Annual Rent and Additional Rent and all charges, rates and other sums which by the terms of this Lease are to be paid by Tenant.

         6.1.2    Occupancy and Use.

         To use and occupy the Premises only for the Permitted Uses set forth in
Section 1.4, and from time to time to procure all licenses and permits necessary therefor at Tenant's sole expense.

         6.1.3    Compliance with Law.

         To make all repairs, alterations, additions or replacements to the Premises as are necessary and/or required by any law or ordinance or any order or regulation of any public authority subject to the provisions of Section 10.2, below.

         6.1.4    Safety.

         To keep the Premises equipped with all safety appliances as are standard in the industry in which the Tenant engages.

         6.1.5    Taxes Assessed Against Personalty and Leasehold.

         To pay all municipal, county, or state taxes assessed against the leasehold interest hereunder, or against personal property of any kind on or about the Premises;

         6.1.6    Zoning and Governmental Regulation.

         To comply with the orders and regulations of all governmental authorities with respect to zoning, building, fire, health and other codes, regulations, ordinances or laws applicable to the Premises.

         6.1.7    Indemnity.

         To defend, with counsel approved by Landlord, such approval not be unreasonably withheld, all actions against Landlord, any partner, trustee, stockholder, officer, director, employee or beneficiary of Landlord, holders of mortgages secured by the Premises, the Building, or the Land ("Indemnified Parties") with respect to, and to pay, protect, indemnify and save harmless, to the extent permitted by law, all Indemnified Parties from and against, liabilities, losses, damages, costs, expenses (including reasonable attorneys' fees and expenses), causes of action, suits, claims, demands or judgments arising from injury to persons or death or damage to property caused by an act, fault, omission, or other misconduct of Tenant or its agents, contractors, licensees, sublessees or invitees, connected with the use or occupancy of the Premises, except to the extent any such injury, death or damage is due to the negligence or willful misconduct of any of the Indemnified Parties or as a result of any failure of Landlord to perform any of its obligations hereunder.

         6.1.8    Landlord's Right to Enter.

         To permit Landlord and its agents to enter into the Premises at reasonable times and upon reasonable prior notice (except in the case of an emergency) to examine the Premises, to make such repairs and replacements as Landlord may be required hereunder to make and to show the Premises to prospective purchasers and lenders, and, during the last six (6) months of the Term, to show the Premises to prospective tenants and to keep affixed in suitable places notices of availability of the Premises. Whenever the Landlord enters the Premises, Landlord shall use reasonable efforts to (a) minimize interference with Tenant's business operation and (b) safeguard Tenant's trade secrets.

         6.1.9    Payment of Landlord's Cost Of Enforcement.

         To pay on demand Landlord's expenses, including reasonable attorney's fees, incurred in enforcing any obligation of Tenant under this Lease or in curing any default beyond applicable notice and cure periods by Tenant under this Lease.

         6.1.10   Yield Up.

         At the expiration or earlier termination of the Term of this Lease, to surrender all keys to the Premises; to remove all of its trade fixtures and personal property in the Premises; to remove such signs wherever located on the Premises; to repair all damage caused by such removal; and to yield up the Premises (including all installations and improvements made by Tenant except for trade fixtures and the items set forth in Exhibit D) broom clean and in the same order and repair in which Tenant is obligated to keep and maintain the Premises by the provisions of this Lease. Tenant shall pay to Landlord the reasonable cost to make repairs and replacements to the Premises due to damage caused by Tenant and incurred by Landlord. Any property of Tenant not so removed at or prior to the expiration or earlier termination of the Term of this Lease shall be deemed abandoned and may be removed and disposed of by Landlord in such manner as Landlord shall determine and Tenant shall pay Landlord the entire reasonable cost and expense incurred by Landlord in effecting such removal and disposition.

         6.1.11   Estoppel Certificate.

         Upon not less than ten (10) days' prior notice by Landlord, to execute, acknowledge and deliver to Landlord a statement in writing certifying that this Lease is unmodified and in full force and effect and that except as stated therein Tenant has no knowledge of any defenses, offsets or counterclaims against its obligations to pay Minimum Annual Rent and Additional Rent and any other charges and to perform its other covenants under this Lease (or, if there have been any modifications that the Lease is in full force and effect as modified and stating the modifications and, if there are any defenses, offsets or counterclaims, setting them forth in reasonable detail), the dates to which the Minimum Annual Rent and Additional Rent and other charges have been paid and a statement that Landlord is not in default hereunder (or if in default, the nature of such default, in reasonable detail) and such other matters reasonably required by Landlord or any prospective purchaser or mortgagee of the Premises. Any such statement delivered pursuant to this Section 6.1.11 may be relied upon by any prospective purchaser or mortgagee of the Premises to whom such statement is addressed, or any prospective assignee of any such mortgage to whom such statement is addressed.

         6.1.12   Landlord's Expenses Regarding Consents.

         To reimburse Landlord within thirty (30) days after demand therefor for all reasonable legal expenses incurred by Landlord in connection with all requests by Tenant for consent or approval under this Lease.

         6.1.13   Holdover.

         To pay to Landlord the greater of one hundred fifty (150%) percent of
(a) the then fair market rent as reasonably determined by Landlord or (b) the total of the Minimum Annual Rent, Additional Rent, and all other payments then payable hereunder, for each month or portion thereof Tenant shall retain possession of the Premises or any part thereof after the expiration or earlier termination of this Lease, and also to pay all direct but not consequential damages sustained by Landlord on account thereof; the provisions of this subsection shall not operate as a waiver by Landlord of the right of re-entry provided in this Lease.

6.2      Negative Covenants.

         Tenant covenants at all times during the Term and for such further time as Tenant occupies the Premises or any part thereof:

         6.2.1    Assignment and Subletting.

         Not without the prior written consent of Landlord, except as expressly provided herein, to assign this Lease, to make any sublease, or to permit occupancy of the Premises or any part thereof by anyone other than Tenant, voluntarily or by operation of law; as Additional Rent, to reimburse Landlord promptly for reasonable legal and other expenses incurred by Landlord in connection with any request by Tenant for consent to assignment or subletting (but only if such consent is required hereunder); no assignment or subletting shall affect the continuing primary liability of Tenant (which, following assignment, shall be joint and several with the assignee); no consent to any of the foregoing in a specific instance shall operate as a waiver in any subsequent instance.

         Unless consent is not required pursuant to any other provisions of this
Section 6.2.1, Landlord's consent to any proposed assignment or subletting is required. Landlord's consent to any proposed assignment or subletting by Tenant shall not be unreasonably withheld provided that Tenant is not then in default under this Lease (beyond applicable notice and cure periods).

         Subject to the limitation set forth herein, Tenant shall have the right, subject to the terms and conditions hereinafter set forth, without the consent of Landlord, to assign Tenant's interest in this Lease (i) to any corporation or other entity which is a successor to Tenant either by merger or consolidation or operation of law, or (ii) to a corporation or other entity which shall (1) control, (2) be under the control of, or (3) be under common control with Tenant (the term "control" and "controlling" as used herein shall be deemed to mean ownership or control of more than twenty-five percent (25%) of the outstanding stock of the corporation, or an equivalent percentage ownership or controlling interest in an entity if Tenant is not a corporation) (any such entity described in clauses (i) and (ii) above being herein referred to as a "Related Entity") or (iii) to any purchaser of all or substantially all of the assets or a controlling interest in Tenant. Tenant may also sublease all or any portion of the Premises to a Related Entity without the consent of Landlord. Tenant shall, within ten (10) business days after execution thereof, deliver to Landlord (a) in the case of an assignment described above, a duplicate original instrument of assignment and assumption duly executed by Tenant and the assignee, in which such assignee shall assume observance and performance of, and agree to be bound by, all of the terms, covenants and conditions of this Lease on Tenant's part to be observed and performed from and after the effective date of the assignment or (b) in the case of a sublease described above, a duplicate original instrument of sublease duly executed by Tenant and the subtenant. The transfer (including the creation and issuance of new stock) of a controlling interest in the share of Tenant (if Tenant is a corporation or trust) or a transfer of a majority of the total interest in Tenant (if Tenant is a partnership or other entity) at any one time or over a period of time, directly or indirectly, shall not be deemed an assignment of this Lease and shall not be subject to any of the provisions of this Section 6.2.1, including the requirement that Tenant obtain Landlord's prior consent thereto. Notwithstanding any of the foregoing to the contrary, if a Related Entity's primary operation at the Premises will be the manufacture of products, the component's of which include significant quantities of Hazardous Materials (as defined in Section 6.2.3), then the provisions of this paragraph shall not apply to a proposed assignment to such a Related Entity, but rather the remaining provisions of this
Section 6.2.1 shall apply to a proposed assignment to such a Related Entity.

         In all cases of assignment or sub-letting, Tenant shall deliver to Landlord, prior to occupancy by assignee or sub-lessee, Certificates of Insurance from assignee and/or sub-lessees evidencing insurance coverage reasonably acceptable to the Landlord and its mortgagees.

         6.2.2    Nuisance.

         Not to commit any nuisance; nor make, allow or suffer any waste; nor make any use of the Premises which will invalidate any of Landlord's insurance required to be maintained hereunder.

         6.2.3    Hazardous Materials.

         Not to cause any Hazardous Materials (as defined in Section 15.1) of this Lease to be used, generated or stored on, at, under or about the Premises except to the extent necessary for the on-going operation of Tenant's pallet manufacturing business to be operated at the Premises during the Term of this Lease.

                                   ARTICLE VII

                               Casualty or Taking

7.1     Taking.

         If the Premises or any portion thereof shall be condemned or taken by any public authority or by any other person or entity with the power of condemnation, by eminent domain or by purchase in lieu thereof, and such condemnation or taking renders the Premises unsuitable for Tenant's business operation therein, then Tenant may terminate this Lease by giving notice thereof to Landlord, such termination being effective as of the date specified in such notice. If Tenant so terminates this Lease, Minimum Annual Rent and Additional Rent shall be paid to the effective date of such termination, and Tenant shall be entitled to an appropriate refund of any Minimum Annual Rent and Additional Rent and any other amounts paid by Tenant hereunder for any period after the effective date of termination. If this Lease is not so terminated, this Lease and the Term thereof shall continue, except that if Tenant is deprived of the use of any portion of the Premises or any rights under this Lease as a result of such condemnation or taking, Minimum Annual Rent, Additional Rent and any other amounts payable by Tenant hereunder shall be abated or reduced according to the extent to which Tenant is deprived of the use or benefit of the Premises or any rights under this Lease. Whether or not this Lease is terminated by Tenant as a result of any condemnation or taking, all damages awarded as a result of the condemnation or taking for the value of Tenant's leasehold interest, for the cost of any leasehold improvements paid for by Tenant and for the cost of Tenant's equipment, machinery, furniture, fixtures and other personal property shall belong to Tenant. All other damages awarded shall belong to the Landlord. In addition, Tenant shall have the right to claim, prove, collect and retain any other damages awarded and any other damages compensable under the applicable laws of the jurisdiction in which the Premises are located as a result of such condemnation or taking.

7.2      Casualty.

         If the Premises or any portion thereof is damaged by fire or other casualty, then, except as provided below, Landlord shall repair and restore the Premises (including all improvements, alterations, additions and changes thereto made by Landlord or Tenant, but excluding Tenant's equipment and fixtures) substantially to their condition immediately prior to such fire or other casualty. Such repair and restoration shall be commenced promptly and completed with due diligence, taking into account the time required by Landlord to effect a settlement with and procure insurance proceeds from the insurer, and for delays beyond Landlord's reasonable control. Until the repair and restoration work is completed, the Minimum Annual Rent, the Additional Rent and all other amounts to be paid by Tenant hereunder shall be equitably abated to the extent the damage to the Premises as a result of the fire or other casualty interferes with the conduct of Tenant's business at the Premises, as reasonably determined by Tenant. Notwithstanding any of the foregoing provisions of this Section 7.2 to the contrary, if Landlord shall fail to substantially complete the repair and restoration work required to be performed by Landlord hereunder within one hundred eighty (180) days after a fire or other casualty, then Tenant may, by written notice to Landlord, terminate this Lease at any time after such one hundred eight (180) day period but prior to the date such repair and restoration work has been substantially completed. Notwithstanding any of the foregoing provisions of this Section 7.2 to the contrary, if there is substantial damage to the Premises as a result of a fire or other casualty and for any reason, including, without limitation, unavailability of adequate insurance proceeds, such damage shall not be susceptible of complete repair within one hundred eighty (180) days after the occurrence of such fire or other casualty, then Tenant may, by written notice to Landlord, terminate this Lease as of the date of occurrence of such fire or other casualty, provided such notice is given to Landlord within thirty (30) days after the occurrence of such fire or other casualty. Notwithstanding any of the foregoing provisions of this
Section 7.2 to the contrary, if a portion of the Premises is damaged due to a fire or other casualty during the last year of the Term and if such damage materially and adversely interferes with the conduct of Tenant's business at the Premises as reasonably determined by Tenant, then Tenant may, by written notice to Landlord, terminate this Lease as of the date of occurrence of such fire or other casualty, provided such notice is given to Landlord within thirty (30) days after the occurrence of such fire or other casualty. In the event of the termination of this Lease pursuant to any of the provisions of this Section 7.2, Minimum Annual Rent, Additional Rent and all other amounts to be paid by Tenant hereunder shall be pro rated as of the date of such termination.

                                  ARTICLE VIII

                                    Defaults

8.1      Events of Default.

         Subject to applicable provisions of law, this Lease is upon the condition that: (a) if Tenant shall default in the performance of any of its obligations to pay the Minimum Annual Rent or Additional Rent hereunder and if such default shall continue for five (5) days after receipt of written notice of such default, or if within thirty (30) days after notice from Landlord to Tenant specifying any other default of Tenant's obligations as required under this Lease, Tenant has not commenced diligently to correct the default so specified or has not after such thirty (30) day period diligently pursued such correction to completion, or (b) if any assignment for the benefit of creditors shall be made by Tenant, or (c) if Tenant's leasehold interest shall be taken on execution or other process of law in any action against Tenant, or (d) if a lien or other involuntary encumbrance is filed against Tenant's leasehold interest, and is not discharged within thirty (30) days thereafter, or (e) if a petition is filed by Tenant or any guarantor of Tenant for liquidation, or for reorganization or an arrangement or any other relief under any provision of the Bankruptcy Code as then in force and effect, or (f) if an involuntary petition under any of the provisions of said Bankruptcy Code is filed against Tenant and such involuntary petition is not dismissed within ninety (90) days, agents and servants of Landlord lawfully, may, in addition to and not in derogation of any remedies for any preceding breach of covenant, immediately or at any time thereafter and without demand or notice, at

Landlord's election, do any one or more of the following: (1) give Tenant written notice stating that the Lease is terminated, effective upon the giving of such notice or upon a date stated in such notice, as Landlord may elect, in which event the Lease shall be irrevocably extinguished and terminated as states in such notice without any further action, or (2) with or without process of law, in a lawful manner, enter and repossess the Premises as of Landlord's former estate, and expel Tenant and those claiming through or under Tenant, and remove its and their effects, without being guilty of trespass, in which event the Lease shall be irrevocably extinguished and terminated at the time of such entry, or (3) pursue any other rights or remedies permitted by law. Any such termination of the Lease shall be without prejudice to any remedies which might otherwise be used for arrears of rent or prior breach of covenant, and in the event of such termination Tenant shall remain liable under this Lease as hereinafter provided.

8.2      Remedies.

         In the event that this Lease is terminated under any of the provisions contained in Section 8.1, Tenant covenants as an additional and cumulative obligation, after any such termination to pay punctually as compensation to Landlord all the sums and to perform all the obligations which Tenant covenants in this Lease to pay and to perform in the same manner and to the same extent and at the same time as if this Lease had not been terminated. In calculating the amounts to be paid by Tenant pursuant to the preceding sentence Tenant shall be credited with any amount paid to Landlord as compensation as in this Section
8.2 provided and also with the net proceeds of any rent obtained by Landlord by re-letting the Premises, after deducting all of the Landlord's reasonable expenses in connection with such re-letting, including, without limitation, all repossession cost, brokerage commissions, fees for legal services, it being agreed by Tenant that Landlord may (i) re-let the Premises or any part or parts thereof, for a term or terms which may at Landlord's option be equal to or less than or exceed the period which would otherwise have constituted the balance of the Term and may grant such concessions and free rent as Landlord in its reasonable judgment considers advisable or necessary to re-let the same and (ii) make such alteration, repairs and decorations in the Premises as Landlord in its reasonable judgment considers advisable or necessary to re-let the same, and no action of Landlord in accordance with the foregoing or failure to re-let after using reasonable efforts or to collect rent under re-letting shall operate or be construed to release or reduce Tenant's liability as aforesaid. In the event that Landlord seeks damages from Tenant pursuant to this paragraph, then Landlord shall use reasonable efforts to mitigate its damages and re-let the Premises. Notwithstanding anything contained herein to the contrary, Tenant shall be not be responsible for indirect and/or consequential damages sustained by Landlord due to Tenant's breach.

         In lieu of any other damages or indemnity and in lieu of full recovery by Landlord of all sums payable under all the foregoing provisions of this
Section 8.2 (except those sums payable pursuant to the following paragraph which sums are to be considered as cumulative), Landlord at its option may by notice to Tenant, at any time after this Lease is terminated under any of the provisions contained in Section 8.1 and before such full recovery, elect to recover, and Tenant shall thereupon pay, as liquidated damages, an amount equal to the aggregate of the Minimum Annual

Rent hereunder during the six (6) months (provided that there are at least six
(6) months remaining in the Term at the time of termination) next prior to such termination, plus the amount of rent of any kind accrued unpaid at the time of termination less the amount of any recovery by Landlord under the foregoing provisions of this Section 8.2 up to the time of payment of such liquidated damages. In the event that such termination occurs within the first six (6) months of the Initial Term and Landlord exercises its option pursuant to this paragraph, then the liquidated damages shall be three hundred four thousand four hundred ninety-two and 50/100 ($304,492.50) dollars.

         In addition to all other damages payable to Landlord pursuant to the provisions of this Section 8.2 and notwithstanding any other provision contained herein to the contrary, Tenant shall pay to Landlord in a lump-sum upon termination of this Lease due to Tenant's default as set forth in Section 8.1:
(a) Tenant contribution for improvements as provided in Section 4.2.4 of this Lease, and (b) cost to up-grade to the electric service as provided in Section
4.2.5 of this Lease, less previous payments made to Landlord as Additional Rent on account of said items, in accordance with said Section 4.2.4 and Section 4.2.5.

         Nothing contained in this Lease shall, however, limit or prejudice the right of Landlord to prove for and obtain in proceedings for bankruptcy or insolvency by reason of the termination of this Lease, an amount equal to the maximum allowed by any statute or rule of law in effect at the time when, and governing the proceedings in which, the damages are to be proved, whether or not the amount be greater than, equal to, or less than the amount of the loss or damages referred to above.

8.3      Remedies Cumulative.

         Any and all rights and remedies which Landlord may have under this Lease, and at law and equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies any be exercised at the same time insofar as permitted by law.

8.4      Landlord's Right to Cure Defaults.

         Landlord may, but shall not be obligated to, cure, at any time, following the expiration of any applicable notice and cure periods, except in cases of imminent danger to persons or property emergency when no notice shall be required, any default by Tenant under this Lease; and whenever Landlord so elects, all reasonable costs and expenses incurred by Landlord, including reasonable attorney's fees, in curing such default shall be paid by Tenant to Landlord as Additional Rent with ten (10) days after demand therefor, together with interest thereon at the Default Rate provided in Section 4.2.6 from the date of payment by Landlord to the date of payment by Tenant.

8.5      Effect of Waivers of Default.

         Any consent or permission by Landlord to any act or omission which otherwise would be a breach of any covenant or condition herein, or any waiver by Landlord of the breach of any covenant or condition herein, shall not in any way be held or construed (unless expressly so declared) to operate so as to impair the continuing obligation of any covenant or condition herein, except as to the specific instance, or otherwise operate to permit similar acts or omissions.

         The failure of Landlord to seek redress for violation of, or to insist upon the strict performance of, any covenant or condition of this Lease shall not be deemed a waiver of such violation nor prevent a subsequent act, which would have originally constituted a violation, from having all the force and effect of an original violation. The receipt by Landlord of rent with knowledge of the breach of any covenant of this Lease shall not be deemed to have been a waiver of such breach by Landlord.

8.6      No Accord and Satisfaction.

         No acceptance by Landlord of a lesser sum than the Minimum Annual Rent, Additional Rent or any other charge then due shall be deemed to be other than on account of the earliest installment of such rent or charge due, unless Landlord elects by notice to Tenant to credit such sum against the most recent installment due, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as rent or other charge be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such installment or pursue any other remedy in this Lease provided.

                                   ARTICLE IX

                                    Mortgages
9.1      Lease Subordinate.

         This Lease shall be subject and subordinate to any mortgage ("Mortgage") now or hereinafter placed on the Premises or any portion or portions thereof or interest therein, provided that Landlord obtains and delivers to Tenant an agreement from the holder of each such Mortgage by which such holder agrees that it shall not disturb Tenant's possession of the Premises and will recognize all of Tenant's rights under this Lease (provided Tenant is not then in default hereunder, beyond applicable notice and cure periods). Notwithstanding the foregoing, the holder of any Mortgage or any purchaser at a foreclosure sale or otherwise with respect to any Mortgage shall not be:

         (a) liable for any act or omission of a prior Landlord (including the mortgagor); or

         (b) subject to any offsets or defenses which the Tenant might have against any prior Landlord (including the mortgagor); or

         (c) bound by any Minimum Annual Rent, Additional Rent, or any other charge which the Tenant might have paid more than thirty
                  (30) days in advance to any prior Landlord (including the mortgagor); or

         (d) bound by any agreement or modifications of the Lease made without the consent of the holder of the Mortgage.

         In the event that any mortgagee or its successor in title shall succeed to the interest of Landlord, the Tenant shall and does hereby agree to attorn to such mortgagee or successor and to recognize such mortgagee or successor as its Landlord. Notwithstanding the foregoing, any such holder may at its election subordinate its Mortgage to this Lease without the consent or approval of Tenant.

         This Section 9.1 shall be self-operative except for Landlord's obligation to provide Tenant with the agreements from each holder of a mortgage as provided in the first paragraph of this Section 9.1. Landlord and Tenant agree to execute and deliver promptly any appropriate certificates or instruments requested by the other party or any mortgagee to carry out the subordination, non-disturbance and attornment agreements contained in this
Section 9.1.

         In the event that a mortgage or mortgages secures said property upon transfer of title to the Premises to Landlord, Landlord shall provide Tenant with a non-disturbance agreement from all such mortgagees.

9.2      Mortgagees Rights Regarding Prepayment of Rent.

         No Minimum Rent, Additional Rent, or any other charge shall be paid more than thirty (30) days prior to the due date thereof and payments made in violation of this provision shall (except to the extent that such payments are actually received by a mortgagee) be a nullity as against any mortgagee and Tenant shall be liable for the amount of such payments to such mortgagee.

9.3      Rights of Holder of Mortgage.

         No act or failure to act on the part of Landlord which would entitle Tenant under the terms of this Lease, or by law, to be relieved of Tenant's obligations hereunder or to terminate this Lease, shall result in a release or termination or such obligations or a termination of this Lease unless (i) Tenant shall have first given written notice of Landlord's act or failure to act to each mortgagee of Landlord of which Tenant has received notice, including the address of such mortgagee, specifying the act or failure to act on the part of Landlord which could nor would give basis to Tenant's rights; and (ii) such mortgagees, after receipt of such notice, have failed or refused to correct or cure the condition complained of within a reasonable time thereafter (but in no event longer than thirty (30) days after such notice); but nothing contained in this Section shall be deemed to impose any obligation on any such mortgagees to correct or cure any condition.

                                    ARTICLE X

                                   Maintenance

10.1     Tenant's Maintenance Obligation.

         Tenant shall, from and after the Commencement Date until the end of the Term and any extension thereof, maintain the Premises in as good condition and repair as the Premises are at the Commencement Date , reasonable wear and tear, damage to the Premises caused by fire and casualty or by eminent domain, damage or lack of repair or maintenance due to the negligence or willful misconduct of Landlord or its agents, contractors, officers and employees, excepted. With the exception of Landlord's Work and Landlord's continuing obligation to maintain the Building's roof as set forth in Section 10.2, Tenant shall be responsible to perform all maintenance and repairs necessary to maintain the Premises, as aforesaid, at Tenant's sole cost and expense with no contribution from Landlord.

         Once Landscaping is complete in accordance with paragraph 13(j) of the Summary of Basic Terms, Tenant shall maintain in reasonably good condition all lawns and planted areas within the Land. Tenant shall also provide snow plowing of parking areas, walks and driveways within the Land as reasonably necessary or appropriate.

10.2     Landlord's Maintenance Obligations.

         During the Term, Landlord shall have a continuing obligation to maintain the roof of the Building. In the event that Tenant disturbs any portion of the Building's roof, then Tenant shall be responsible for any maintenance of the roof required as a result of the roof being so disturbed by Tenant. During the Term, Tenant shall replace, as necessary, all Building Systems (as defined below) and Building Structural Elements (as defined below). In addition, Tenant shall make all replacements, additions, alterations and improvements to the Premises which are required by any law, statute, code, ordinance, by-law, rule or regulation of any governmental authority. The cost of all work performed by Tenant as provided in the preceding provisions of this paragraph shall initially be paid by Tenant, subject to reimbursement by Landlord for a portion of such cost as provided in the following provisions of this paragraph. With respect to any replacement, addition, alteration or improvement performed by Tenant pursuant to the preceding provisions of this paragraph, Landlord shall reimburse to Tenant a percentage of the cost thereof, which percentage shall be the decimal equivalent of the fraction the numerator of which is the number of years (or fraction thereof) remaining in the Term on and after the date of completion of the replacement, alteration, addition or improvement in question and the denominator of which is the useful life of the replacement, alteration, addition or improvement in question (expressed in a number of years or fraction thereof), which useful life shall be determined by Tenant acting in good faith in its reasonable discretion. For purposes of the preceding sentence, the word "Term" shall mean the Initial Term only if the replacement, addition, alteration or improvement in question is completed during the Initial Term and prior to any exercise by Tenant of the Extension Option (as defined in Article XIII below) pursuant to the provisions of this Article XIII below and shall mean the Extended Term (as defined in Article XIII below) if the replacement, addition, alteration or improvement in question is completed after any exercise by Tenant of the Extension Option pursuant to the provisions of Article XIII below or during the Extended Term. Any amount to be reimbursed by Landlord to Tenant pursuant to the provisions of this paragraph shall be paid to Tenant within thirty (30) days after receipt by Landlord of a statement of the amount to be paid which statement shall provide a detailed explanation of the calculation of the amount to be paid by Landlord (including, without limitation, the total cost of the work performed and Tenant's determination of the useful life of the replacement, alteration, addition or improvement in question). In the event Landlord fails to make any such payment or reimbursement on or prior to its due date thereof, Tenant may offset the amount owed and unpaid, together with interest thereon at the Default Rate (as defined below), from the date due through the effective date of the offset, against Minimum Annual Rent and other sums then and thereafter owing to Landlord under this Lease. Notwithstanding any of the foregoing to the contrary, if the replacement addition, alteration or improvement in question is completed during the Initial Term and prior to any exercise by Tenant of the Extension Option and Tenant thereafter exercises the Extension Option, then the amount to be reimbursed by Landlord to Tenant as provided in this paragraph shall be recalculated to reflect the fact that the Term shall include the Extended Term and, as such, Tenant shall reimburse Landlord within thirty (30) days after the commencement of the Extended Term for the difference between the amount previously paid by Landlord to Tenant on account of such replacement, addition, alteration or improvement based upon the Term expiring at the end of the Initial Term and the amount payable by Landlord to Tenant on account of such replacement, addition, alteration or improvement based upon the Term expiring at the end of the Extended Term. Notwithstanding any of the foregoing to the contrary, if the Term terminates prior to the end of the Initial Term (or the end of the Extended Term if Tenant shall have exercised the Extension Option pursuant to the provisions of Article XIII below) for any reason, the amount to be reimbursed by Landlord to Tenant shall be recalculated to reflect the fact that the Term has terminated on the effective date of such termination and Landlord shall pay to Tenant on or prior to the effective date of such termination the difference between the amount payable by Landlord to Tenant on account of the replacement, addition, alteration or improvement in question based upon the Term ending on such effective date of termination and the amount previously paid by Landlord to Tenant on account of such replacement, addition, alteration or improvement based upon the Term expiring at the end of the Initial Term or the Extended Term, as applicable.

         As used herein, the phrase "Building Systems" shall mean, collectively, the plumbing, sprinkler, fire suppression, heating, ventilating and air conditioning, electrical and mechanical lines and equipment associated therewith, water and sewer pipes and equipment associated therewith, generators, transformers and boilers, whether located within the Building or outside the Building but within the Premises. As used herein, the phrase "Building Structural Elements" shall mean the exterior and interior structures of the Building, including the exterior walls, bearing walls, support beams, foundation, columns, exterior doors and windows and lateral support to the Building.

         Notwithstanding any of the foregoing to the contrary, Landlord shall have no obligation to reimburse Tenant for any portion of the costs incurred by Tenant for the replacement of any Building

Systems or Building Structural Elements which were installed by Tenant, or up-graded by Tenant or otherwise modified by Tenant. In addition, notwithstanding anything contained herein to the contrary, Landlord shall not be obligated to reimburse Tenant for any costs incurred by Tenant for repairs, replacements, additions, alterations and improvements required by any law, statute, code, ordinance, by-law, rule or regulation of any governmental authority due to Tenant's particular use or manner of use of the Premises which would not otherwise be required and necessary for the average manufacturing business.

                                   ARTICLE XI

                             Right of First Refusal

11.1 Tenant's Right of First Refusal.

         Landlord agrees that so long as this Lease is in full force and effect and so long as Tenant is not in default of this Lease, Landlord will not sell all or any portion of the Premises described in Exhibit A attached hereto or the Building or other improvements now or hereafter erected on said Land unless (a) Landlord has received a bona fide offer to purchase the Premises; (b) Landlord has given Tenant written notice stating the name and address of the offeror and the terms and conditions of said bona fide offer and the encumbrances subject to which the Premises, or any part thereof, are to be conveyed and containing an offer by Landlord to sell the same to Tenant on the same terms and conditions as said bona fide offer; and (c) Tenant has not, within sixty (60) days after the giving of such notice, mailed or otherwise given Landlord written notice that Tenant elects to purchase the same in accordance with said offer. In the event that Tenant so elects to purchase, the Premises or such part thereof shall be conveyed by a good and sufficient Quitclaim Deed conveying a good and clear record and marketable title thereto, free from all encumbrances except as stated in said bona fide offer and such deed shall be delivered and consideration paid at the Essex County (Northern District) Registry of Deeds, or at Landlord's option, the offices of Landlord's legal counsel at 11:00 o'clock A.M. on the ninetieth (90th) day or next business day after the date of the giving of such notice of election to purchase or the date for closing as specified in the offer, whichever is later. In the event that Tenant shall not give such notice of election to purchase within the time above specified, or in the event Tenant shall, after giving such notice, fail to complete such purchase as hereinabove provided, then for a period of six (6) months thereafter, Landlord shall be free to sell and convey the Premises or such part thereof covered by the offer to the offeror named in Landlord's notice at a price not lower than that specified therein, but Landlord shall not otherwise sell or convey the Premises or any part thereof without again offering the same to Tenant. The provisions of this
Section 11.1 shall not be construed to apply to (a) bona fide mortgages; or (b) sales or other proceedings for the foreclosure thereof; or (c) easements to any municipality or utility company required for the installation and/or maintenance of drainage, sewage, electric, gas, water and electric lines and appurtenance to and from the Premises or (d) conveyance to a Related Entity of Landlord as defined in Section 6.2.1 of this Lease.

11.2     Purchase Price Credit.

         Notwithstanding any of the foregoing to the contrary, in the event Tenant exercises its right of first refusal and purchases the Premises under the terms and conditions as set forth in said bona fide offer, then Landlord shall provide a credit to Tenant at the closing in an amount equal to the total of all reimbursements previously made by Tenant to Landlord pursuant to Section 4.2.4 and Section 4.2.5.

11.3     Tenant's Election to Exercise Option to Purchase.

Notwithstanding any of the foregoing to the contrary, Tenant may, within sixty
(60) days of receipt of Landlord's written notice and offer to sell, elect to purchase the Premises for the same Purchase Price and terms and conditions as provided in Section 11.3.
         12.1 notwithstanding that the purchase may occur before Extended Lease Year (1). In the event that such election occurs during the first year of the Initial Lease Term, then for purposes of calculating the Purchase Price, the rent payable for the second year of the Initial Lease Term shall be utilized.

11.4     Landlord's Compliance.

         If Landlord shall make and record with said Deeds an affidavit stating that (1) a certain conveyance by it is made pursuant to a bona fide offer to purchase; (2) it has given notice to Tenant in connection with such conveyance as required by the provisions of this paragraph; (3) it has not received written notice of election to purchase given by Tenant in accordance with the provisions of this paragraph, or that Tenant who has given notice of election to purchase has failed to complete the same in accordance with said provisions, as the case may be; and (4) such conveyance is made to the person named in such notice at a price not lower than therein stated; then such affidavit shall be conclusive evidence of compliance with the requirements of this paragraph with respect to such conveyance in favor of the grantee therein and all persons claiming by, through or under him.


                                   ARTICLE XII

                               Option to Purchase

12.1     Tenant's Option to Purchase.

         Tenant shall have the option to purchase (the "Purchase Option") the Premises at any time during the Term on and after the expiration of the Initial Term pursuant to and in accordance with the provisions of this Section 12.1 If Tenant desires to exercise the Purchase Option, Tenant shall give written notice (the "Purchase Notice") of such exercise to Landlord at any time after the fifth

(5th) Lease Year of the Initial Term. If Tenant gives such Purchase Notice, then Tenant shall purchase the Premises on the date set forth in the Purchase Notice as the date for closing, but in no event earlier than the first day of the Extended Term and sooner than the date which is ninety (90) days following the date of receipt by Landlord of the Purchase Notice (the actual date of Closing being hereinafter referred to as the "Closing Date"). Tenant shall purchase the Premises pursuant to the Purchase Option at a purchase price equal to the Minimum Annual Rent in effect for Lease Year in which the Purchase Notice is given to Landlord multiplied by ten (10) less Landlord's yearly expense to maintain the Building's roof averaged over the previous three Lease Years, excluding the then current Lease Year or partial Lease Year (the "Purchase Price"). On the Closing Date, Landlord shall deliver to Tenant a Quitclaim Deed to the Premises and any other instruments necessary to assign any other property then required to be assigned by Landlord pursuant hereto, and, simultaneous with recording such quitclaim deed with the Essex (Northern District) Registry of Deeds, Tenant shall pay by cash or certified check to Landlord the Purchase Price. The Premises are to be conveyed by a good and sufficient quitclaim deed running to Tenant, or to the nominee or designee designated by Tenant, and such quitclaim deed shall convey a good and clear, record and marketable title to the Premises, free from encumbrances except:

         1. such real estate taxes and assessments for then current fiscal year as are not due and payable on the Closing Date; and

         2.    the then existing zoning by-laws and building regulations; and

         3.    municipal betterments assessed after the date of this Lease; and

         4. easements, rights, restrictions and reservations of record which do not materially adversely affect the use of the Premises as contemplated herein or the value of the Premises.

         5. Any adverse title condition existing on the Premises which was a direct and proximate cause of the Tenant.

         6. Any defects of title or encumbrances existing as of the date of this Lease with the exception of mortgages, monetary liens and outstanding taxes, if any.


Tenant shall have no obligation to purchase the Premises after exercising the Purchase Option if the Premises are not in the same condition on the Closing Date as the same were in on the date of receipt by Landlord of the Purchase Notice, reasonably wear and tear only excepted unless the adverse condition was caused by Tenant. Upon completion of the sale of the Premises pursuant to the Purchase Option, but not prior thereto, this Lease shall terminate, except with respect to such obligations or liabilities of Tenant or Landlord hereunder which expressly survive the expiration of the Term of this Lease. Notwithstanding the foregoing, at Tenant's sole option, this Lease may not terminate but it may continue in effect after the completion of such sale if the Premises are purchased by a nominee or designee of Tenant, provided that the nominee or designee of Tenant shall succeed to the interest of Landlord with no recourse against Landlord. The time for delivery of the deed, as provided herein, shall be extended for up to thirty (30) days to allow Landlord to use reasonable efforts to remove any defect of title or otherwise make the Premises conform to the requirements of this Section 12.1 and Landlord agrees to do so, if necessary. Notwithstanding same, under no circumstances shall Landlord be required to expend more than fifty thousand and/100 ($50,000.00) dollars so as to comply with the requirement to use reasonable efforts as stated in the previous sentence. At the expiration of said thirty (30) days, Tenant may terminate the Purchase Option without recourse to Landlord if the Premises still do not conform (in which event this Lease shall continue in full force and effect) or, at Tenant's option, Tenant may purchase the Premises without reduction in the Purchase Price and without recourse to Landlord, so long as Landlord has used such reasonable efforts as limited herein. To the extent not otherwise provided herein, the Massachusetts Conveyancing Association Title Standards and Practices Standards then in effect shall govern practice and procedure with respect to the closing of title. Landlord may use the Purchase Price or any portion thereof to clear encumbrances of record provided that the instruments required to clear such encumbrances are recorded simultaneously with the recording of the deed or arrangements reasonably satisfactory to Tenant for subsequent recording of such instruments are made prior to the Closing Date. Tenant acknowledges that an appropriate payoff letter from an institutional mortgagee shall be deemed satisfactory arrangement for purposes of the immediately preceding sentence. If, prior to the Closing, the Premises shall have been damaged or destroyed by fire or other casualty and Landlord shall have not completed all repair and restoration work required to be performed by Landlord hereunder with respect to such fire or other casualty prior to the Closing Date, then the Closing Date shall be extended until said work required to be performed by Landlord hereunder with respect to such fire or other casualty is complete.

12.2  Termination of Lease for Failure to Purchase.

Except as otherwise stated herein, this Lease, at the option of Landlord, shall terminate ninety (90) days following the Scheduled Closing date or, if the Closing Date has been extended, the extended Closing Date, in the event that Tenant elects to exercise its Option to Purchase in lieu of exercising its Right of First Refusal in accordance with Section 11.3 and Tenant fails after to purchase the Premises in accordance with the Purchase Option. The previous sentence shall not apply in the event Tenant fails to purchase the Premises because the Premises do not conform to the provisions regarding the conveyance of title to the Premises or the condition of the Premises as set forth in
Section 12.1.

12.3     Reimbursement for Subsidized Work.

         Notwithstanding any of the foregoing to the contrary, in the event Tenant purchases the Premises pursuant to the provisions of this Article XII, Tenant shall pay at closing to Landlord in addition to the Purchase Price the full amount of all payments made by Landlord to Tenant for

Subsidized Work pursuant Section 3.5 less the lesser of (i) the amounts previously reimbursed to Landlord pursuant to Section 4.2.4 and 4.2.5 or (ii) four hundred thousand and 00/100 ($400,000.00) dollars.

12.4     Termination of Option to Purchase.

         Notwithstanding anything contained in this Lease to the contrary, Tenant's Option to Purchase shall terminate sixty (60) days after Tenant's receipt of Landlord's written notice and offer to purchase the Premises as set forth in Section 11.1 provided that the Premises are then sold to a third party after Tenant's election not to purchase the Premises pursuant to Section 11.1.

         Except as otherwise stated herein, this Option to Purchase shall terminate ninety (90) days following the Scheduled Closing date or, if the Closing Date has been extended, the extended Closing Date, in the event that Tenant elects to exercise its Option to Purchase (without having first received a written notice from Landlord to sell in accordance with Section 11.1) and Tenant fails to purchase the Premises in accordance with the Purchase Option. Upon termination of Option to Purchase for failure to purchase as stated herein, Tenant shall pay to Landlord all direct costs incurred by Landlord in preparing the Premises for sale to Tenant which costs shall include reasonable attorney's fees incurred by Landlord. The previous two (2) sentences shall not apply in the event Tenant fails to purchase the Premises because the Premises do not conform to the provisions regarding the conveyance of title to the Premises or the condition of the Premises as set forth in Section 12.1.

                                  ARTICLE XIII

                            Miscellaneous Provisions

13.1     Notices from One Party to the Other.

         All notices required or permitted hereunder shall be in writing and addressed, if to the Tenant, at the Notice Address of Tenant as set forth in the Summary of Basic Terms or such other address as Tenant shall have last designated by notice in writing to Landlord and, if to Landlord, at the Notice Address of Landlord as set forth in the Summary of Basic Terms or such other address as Landlord shall have last designated by notice in writing to Tenant. All notices, requests, demands and other communications required or permitted hereunder shall be given (1) by Federal Express (or other established overnight delivery service), or (2) by certified or registered mail, postage prepaid, return receipt requested, or (3) by hand delivery. Notices, requests, demands and other communications required or permitted hereunder shall be deemed given and therefor effective upon receipt thereof or refusal to accept delivery thereof.

13.2     Quiet Enjoyment.

         Landlord agrees that upon Tenant's paying the rent and performing and observing the terms, covenants, conditions and provisions on its part to be performed and observed within applicable notice and cure periods, Tenant shall and may peaceably and quietly have, hold and enjoy the Premises during the Term without any manner of hindrance or molestation from Landlord or anyone claiming under Landlord, subject, however, to the terms of this Lease.

13.3     Lease not to be Recorded.

         Tenant agrees that it will not record this Lease. Both parties shall, upon the request of either, execute and deliver a notice of this Lease which notice shall include a description of the Purchase Option (omitting the Purchase Price), in such a form, if any, as may be permitted by applicable statute, and upon termination for whatever reason, a like notice of termination of Lease , which notice of lease and/or notice of termination may be recorded with the Essex (Northern District) Registry of Deeds.

13.4     Bind and Inure; Limitation of Landlord's Liability.

         The obligations of this Lease shall run with the land, and this Lease shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No owner of the Premises shall be liable under this Lease except for obligations occurring or accruing while owner of the Premises. For recovery of any judgement from Landlord hereunder, Tenant agrees to look solely to Landlord's interest in the Premises, including all rents therefrom and tax abatements with respect thereto and, subject to the rights of any mortgagees thereof, the proceeds of fire and casualty insurance and condemnation awards, but not upon any other assets of Landlord. Nothing contained in this section is intended to, nor shall, limit any right that Tenant might otherwise possess so to enable Tenant to obtain injunctive relief against Landlord. No partner, trustee, stockholder, member, manager, officer, executor, director, employee or beneficiary (or the partners, trustees, stockholders, officers, directors or employees of any such beneficiary) of Landlord shall be personally liable under this Lease and Tenant shall look solely to Landlord's interest in the Premises, and the general assets of the partners, trustees, executors, stockholders, officers, employees or beneficiaries (and the partners, trustees, stockholders, members, managers, officers, directors, or employees of any such beneficiary) of Landlord shall not be subject to levy, execution or other enforcement procedure.

13.5     Landlord's Default.

         If Landlord fails to perform any of the covenants, terms or conditions of this Lease to be performed by Landlord and, unless another time limit is elsewhere in this Lease specifically provided, such failure to perform continues for a period of thirty (30) days after written demand for performance given by Tenant, or, if the failure to perform (other than one of or in the nature of a breach of the covenant of quiet enjoyment) is of such a character as to require more than thirty (30) days to cure and Landlord shall thereafter fail to use reasonable diligence in curing such failure to perform, then, and in any of such events, Tenant may, in addition to any other remedies provided for in this Lease or by law or equity (including the right to sue for damages, an injunction or specific performance): (i) abate the Minimum Annual Rent, Additional Rent and other sums then or thereafter owing hereunder to the extent to which such failure to perform deprives Tenant of the use or benefit of the Premises or any of its rights under this Lease or (ii) elect to make such payments and cure such failure to perform on behalf of Landlord and, in connection therewith, do or cause to be done all work and make all payments reasonably necessary thereto by Tenant, including costs and charges in connection with any legal action which may have been commenced or threatened. In the event Tenant elects to exercise its rights under subparagraph (ii) above, all sums so expended by Tenant (including reasonable attorneys' fees incurred in connection therewith), together with interest thereon from the date of expenditure until reimbursement at the Default Rate, shall be paid by Landlord to Tenant within thirty (30) days after demand therefor. In the event Landlord fails to make such payments within thirty (30) days after demand therefor, Tenant shall have the right to offset all sums expended hereunder (including reasonable attorneys' fees incurred in connection therewith), together with interest thereon from the date of expenditure until reimbursement at the Default Rate, against Minimum Annual Rent, Additional Rent and any other sums then or thereafter owing to Landlord under this Lease. Tenant shall have the right to exercise its rights pursuant to subparagraphs (i) and (ii) above concurrently.

13.6     Brokerage.

         Tenant warrants and represents to Landlord that Tenant has had no dealings with any broker or agent in connection with this Lease except Sluice Associates, Inc. of Peabody, Massachusetts (the "Broker) and covenants to defend (with counsel reasonably approved by Landlord) and hold harmless and indemnify Landlord from and against any and all cost, expense or liability for any compensation, commissions and charges claimed by any broker or agent (other than the Broker) with respect to Tenant's dealings in connection with this Lease or the negotiation thereof. Landlord warrants and represents to Tenant that Landlord has had no dealings with any broker or agent in connection with this Lease except the Broker and covenants to defend (with counsel reasonably approved by Tenant) and hold and indemnify Tenant from and against any and all costs, expenses or liabilities for any compensation, commissions or charges claimed by any broker or agent (other than the Broker) with respect to Landlord's dealings with this Lease or the negotiation thereof. Landlord shall pay all brokerage commissions and/or fees due and payable to the Broker in connection with this Lease.

13.7     Applicable Law and Construction.

         This Lease shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts. If any term, covenant, condition or provision of this Lease or the application thereof to any person or circumstances shall be declared invalid, or unenforceable by the final ruling of a court of competent jurisdiction having final review, the remaining terms, covenants, conditions and provisions of this Lease and their application to persons or circumstances shall not be affected thereby and shall continue to be enforced and recognized as valid agreements of the parties, and in the place of such invalid or unenforceable provision, there shall be substituted a like, but valid and enforceable provision which comports to the findings of the aforesaid court and most nearly accomplishes the original intention of the parties.

         There are no prior oral or written agreements between Landlord and Tenant affecting this Lease. This Lease may be amended, and the provisions hereof may be waived or modified, only by instruments in writing executed by Landlord and Tenant.

         The titles of the several Articles and Sections contained herein are for convenience only and shall not be considered in construing this Lease.

         Unless repugnant to the context, the words "Landlord" and "Tenant" appearing in this Lease shall be construed to mean those named above and their respective heirs, executors, administrators, successors and assigns, and those claiming through or under them respectively. If there be more than one tenant the obligations imposed by this Lease upon Tenant shall be joint and several.

13.8     Submission of an Offer.

         The submission of a draft of this Lease or a summary of some or all of its provision does not constitute an offer to lease or demise the Premises, it being understood and agreed that neither Landlord nor Tenant shall be legally bound with respect to the leasing of the Premises unless and until this Lease has been fully executed by both Landlord and Tenant and a fully executed original counterpart of same has been delivered to each of them.

13.9     Authority.

         Simultaneously with the execution and delivery of the Lease, Tenant shall furnish to Landlord (a) a valid Certificate of Organization from the Secretary of State verifying that all necessary members of Tenant's Limited Liability Company have properly executed this Lease so as to legally bind Tenant; and (b) Certificate of Corporate Existence of Guarantors set forth in Exhibit C; and (c) Corporate Vote, Corporate Resolution or other evidence reasonably acceptable to Landlord stating that the persons executing the Guaranties (Exhibit C) have been granted authority to execute and bind the respective Guarantor.

13.10    Title.

         Landlord warrants that (i) it has executed an agreement to purchase the Premises; and (ii) it is authorized to enter into this Lease, and (iii) the Premises are subject to no prior lease or agreement inconsistent with the terms of this Lease. In the event that this Lease is executed prior to Landlord assuming title to the Premises and Landlord, fails to purchase said Premises, then this Lease shall become null and void without recourse against either party.

13.11    Personal Property of Tenant.

         All of the furnishing, fixtures, equipment, effects and property of every kind, nature and description of Tenant ("Tenant's Property") and of all person claiming by, through or under Tenant which, during the continuance of the Lease or any occupancy of the Premises by Tenant or anyone claiming under Tenant, may be on the Premises, shall, as between the parties, be at the sole risk and hazard of Tenant and if the whole or any part thereof shall be destroyed or damaged by fire, water or otherwise, or by the leakage or bursting of water pipes, steam pipes, or other pipes, by theft or from any other cause, no part of said loss or damage is to be charged to or to be borne by Landlord, except that Landlord shall in no event be indemnified or held harmless or exonerated from any liability to Tenant or to any other person, for any injury, loss, damage or liability to the extent prohibited by law. Tenant may install in or on the Premises such equipment, machinery, fixtures and other personal property as Tenant deems desirable, and all such items shall remain Tenant's personal property whether or not attached to the Premises. Tenant may remove any of such items from the Premises at any time during the Term of this Lease however, Tenant shall restore and repair any damages to Premises caused by said installation and/or subsequent removal of personal property.

13.12   Landlord's Indemnity.

        Landlord shall defend (with counsel approved by Tenant, such approval not to be unreasonably withheld) and indemnify and hold harmless Tenant and Tenant's agents, contractors, officers and employees and invitees from and against any and all losses, claims, liabilities, expenses and damages which directly, but not consequentially, arise out of or result from (i) the negligence or willful misconduct of Landlord or any of its agents, contractors or employees, (ii) judgments, citations, fines or other penalties rendered or assessed against Tenant as a result of Landlord's failure to comply with any and all federal, state and local laws, safety and health regulations relating to any portion of the Premises which Landlord has assumed the duty to comply with pursuant to this Lease; and (iii) the willful breach of any provision of this Lease by Landlord or by any agent, contractor or employee of Landlord. Landlord shall not indemnify Tenant under any circumstance for Tenant's loss of profits or Tenant's loss of business opportunities or for any other consequential damage sustained by Tenant or any person or entity claiming by through or under Tenant resulting from Landlord's any breach of any provision of this Lease.

13.13  Costs and Attorney's Fees.

        In the event either Landlord or Tenant brings or commences a legal proceeding to enforce any of the terms or provisions of this Lease, the prevailing party in such proceeding shall have the right to recover from the other party reasonable attorneys' fees and costs to be fixed by the court in this same proceeding. The phrase "legal proceeding" as used herein shall, without limitation, include appeals from a lower court judgment as well as proceedings in the Federal Bankruptcy Court, whether or not they are adversary proceedings or contested matters. The phrase "prevailing party"


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

as used herein shall mean the party that prevails in obtaining a remedy or relief which most nearly reflects the remedy or relief which that party sought.

13.14  Certification of Lease.

         Either Landlord or Tenant may, at any time and from time to time, upon not less than ten (10) days prior notice, request the other party to execute, acknowledge and deliver to the party making such a request a statement in writing certifying that (i) this Lease is unmodified and in full force and effect (or if there have been modifications, that the same is in full force and effect as modified and stating the modifications), (ii) the dates to which the Minimum Annual Rent, Additional Rent and other amounts due and payable hereunder have been paid, and (iii) the party requesting the certification has performed all of its obligations and is not in default under this Lease (or if there are any defaults under this Lease by such party, stating such defaults with particularity), it being intended that any such statement delivered pursuant to the provisions of this Section 13.14 may be relied upon by a prospective purchaser or mortgagee of the Premises or by a prospective assignee or sublessee of Tenant's interest in this Lease.

                                   ARTICLE XIV

                            Tenant's Option to Extend

14.1     Extension Period.

         The Tenant shall have the option (the "Extension Option") to extend this lease for one additional six (6) year term ("the Extended Term") commencing after the expiration of the Term of the Initial Term so long as the Tenant is not in default hereunder at the time Tenant delivers the Extension Notice (as defined below) and at the commencement of the Extended Term. Upon exercise of the Extension Option, all references in this Lease to obligations and rights of the parties during the "Term" of this Lease shall include both the "Initial (or initial ) Term" and the "Extended (or extended)Term" unless otherwise specified as "Initial (or initial)Term" or "Extended (or extended) Term".

14.2     Exercising Option.

         To exercise the Extension Option, the Tenant shall notify the Landlord of such exercise (the "Extension Notice") no later than ONE HUNDRED TWENTY (120) days before the expiration of the Initial Term.

14.3     Change in Minimum Annual Rent.

        Tenant shall lease the Premises for the Extended Term upon all of the same terms and conditions as provided herein during the Initial Term, and the Minimum Annual Rent due and payable during the Extended Term shall calculated as set forth in Section 4.1.

                                   ARTICLE XV

                              Environmental Matters

15.1     Definitions.

         For all purposes of this Lease "Hazardous Materials" shall include and mean any and all substances (a) defined or classified as a "hazardous substance",. "hazardous material", "hazardous waste", "pollutant", "toxic substance", or otherwise identified as a regulated or hazardous substance, material or waste in any of the following, as the same may be amended form time to time: (i) the federal Comprehensive Environmental Response Compensation and Liability Act of 1980; (ii) the federal Resource Conservation and Recovery Act;
(iii) Massachusetts General Laws, Chapter 21C; (iv) Massachusetts General Laws, Chapter 21E; and (v) any other federal, state, or local law or regulation addressing environmental contamination, waste, or human health and safety, or
(b) presenting a risk to human health or the environment under any other applicable federal, state or local law or regulation, as now promulgated or as may be promulgated in the future. "Hazardous Materials" shall specifically include, without limitation, oil, petroleum, and petroleum-based derivatives.

15.2     Landlord's Indemnification.

         Landlord shall indemnify, defend and hold harmless Tenant and Tenant's officers, directors, members, managers, employees (collectively, "Tenant Parties") from and against any and all claims, losses, obligations, liabilities, damages, fines, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) to the extent arising out of or related to any Hazardous Materials present at the Premises as of the date of this Lease.

15.3     Tenant's Indemnification.

         Tenant shall indemnity, defend and hold harmless Landlord and Landlord's members, managers, officers, agents, and employees form and against any and all claims, losses, obligations, liabilities, damages, fines, judgments, penalties, costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees and disbursements) to the extent arising out of or related to the presence or release of any Hazardous Materials at the Premises that are first present or first occurs, as the case may be, after the date of this Lease including, without limitation, any Hazardous Materials present or released due to any act or omission of any Tenant Parties.

15.4     Limitation of Actions.


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

         The foregoing environmental indemnity provisions set forth in Section
15.2 and Section 15.3 shall survive the expiration or earlier termination of this Lease or any transfer of any interest in this Lease. Notwithstanding any other provision of this Lease, the Tenant shall be personally liable, without limitation and recourse, for the performance of its obligations under this section.


         IN WITNESS WHEREOF, Landlord and Tenant have caused this instrument to be duly executed under seal in any number of counterpart copies, each of which shall constitute an original, as of the day and year first above written.

Attest:                             LANDLORD:
                                    Forty-four Lowell Junction Andover LLC
                                    by:


-------------------------           --------------------------------
                                    John A. Thomas, Member


-------------------------           --------------------------------
                                    and David Ting, Member

Attest:                             TENANT:
                                    Duraskid (New England), L.L.C.
                                    by:


---------------------------                 -----------------------------------
                                                                      , Manager


--------------------------------            -----------------------------------
                                                                      , Manager


                                       37